Exhibit 99.1

	Contact: Chad Steinorth Vice President, Interim CFO	FOR IMMEDIATE RELEASE NASDAQ: NICK Web site: www.nicholasfinancial.com
Nicholas Financial, Inc.	Ph # - 727-726-0763
Corporate Headquarters
2454 McMullen-Booth Rd.
Building C, Suite 501
Clearwater, FL 33759

Nicholas Financial Reports

4th Quarter Results and Full Year Results

June 6, 2018 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that for the three months ended March 31, 2018, diluted net earnings (loss) per share improved to $0.08 as compared to $(0.14) for the three months ended March 31, 2017. Net earnings (loss) were $644 thousand and $(1.1) million for the three months ended March 31, 2018 and 2017, respectively. Revenue decreased 13% to $19.9 million for the three months ended March 31, 2018 from $22.9 million for the three months ended March 31, 2017. The Company’s effective tax rate was a benefit of (36%) for the three months ended March 31, 2018 as compared to a benefit of (37%) for the three months ended March 31, 2017.

For the twelve months ended March 31, 2018, per share diluted net (loss) was $(0.14) as compared to earnings of $0.69 for the twelve months ended March 31, 2017. Net (loss) earnings were $(1.1) million and $5.4 million for the twelve months ended March 31, 2018 and 2017, respectively. Revenue decreased 7% to $83.9 million for the twelve months ended March 31, 2018 as compared to $90.5 million for the twelve months ended March 31, 2017. The Company’s effective tax rate increased to 135% for the twelve months ended March 31, 2018 from 38% for the twelve months ended March 31, 2017.

Several factors led to the financial performance deterioration in 2018 compared to 2017. Finance Receivables, net of unearned interest, discount and allowance for credit losses decreased 15% to $270 million as of March 31, 2018 from $317 million as of March 31, 2017. Provision for credit losses increased to $37.5 million for the twelve months ended March 31, 2018 compared to $37.2 for the twelve months ended March 31, 2017. On December 22, 2017, the Tax Cuts and Jobs Act was passed into law (“TCJA”). The resulting decrease in the corporate tax rate impaired our deferred tax asset and caused our income tax expense to increase by $3.4 million for the quarter ended December 31, 2017. The provisional amounts used for the quarter ended December 31, 2017 were revised to year-end actual deferred asset balances and resulted in a reduction (income tax benefit for the quarter ended March 31, 2018) to the amount recorded in December 2017. The net effect adversely affected our net (loss) earnings for fiscal 2018. This was partially offset by a favorable decrease in overall delinquency to 8.07% as of March 31, 2018 from 10.05% as of March 31, 2017.

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With the Company’s recent change in management, it has placed less emphasis on competition and is refocusing on purchasing Contracts priced adjusted for risk. Primarily as a result of this, the Company’s average dealer discount on loans purchased for the quarter ended March 31, 2018 increased to 7.9% compared to 7.3% for the quarter ended March 31, 2017. Moreover, the Company’s weighted average APR for the fiscal quarter ended March 31, 2018 improved to 23.3% from 22.3% in the corresponding prior year quarter. The following table compares select, year-over-year loan metrics on Contracts purchased.

Fiscal Year /Quarter	Number of Contracts purchased	Principal Amount purchased	Average Financed	Average APR	Average Discount%	Average Term
2018	9,767	109,575,099	11,219	22.4%	7.4%	54
4	2,814	29,253,725	10,396	23.3%	7.9%	50
3	2,365	27,378,449	11,577	21.7%	6.9%	54
2	2,239	25,782,056	11,515	22.0%	7.3%	55
1	2,349	27,160,869	11,563	22.3%	7.6%	55

2017	14,619	171,941,206	11,693	22.2%	7.1%	57
4	3,677	42,629,274	11,593	22.3%	7.3%	56
3	3,846	45,941,459	11,945	22.0%	6.9%	57
2	3,592	41,540,401	11,565	22.3%	7.0%	57
1	3,504	40,830,072	11,609	22.4%	7.2%	57

“We are excited about the progress we have made in such a short time under new management. In the fourth quarter, the first full quarter since my return, we were able to improve our new loan metrics by way of lowered amount financed, increased APR / Yield and shortened terms,” said Doug Marohn, President and CEO. “Our focus will continue to be on purchasing contracts with appropriate pricing to match the risk. We are also making strides in improving our servicing operations. Our delinquency performance in the fourth quarter improved both year over year and quarter to quarter. The combination of our return to disciplined underwriting and improved operational management will be key to our success in the coming quarters and years.”

Nicholas Financial, Inc. is one of the largest publicly-traded specialty consumer finance companies in North America. The Company operates branch locations in both Southeastern and Midwestern U.S. states. The Company has approximately 7,895,000 shares of voting common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Such statements are based on the beliefs of Company management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward-looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income (Loss)

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2018	2017	2018	2017
Revenue:
Interest and fee income on finance receivables	$19,855	$22,860	$83,917	$90,466

Expenses:
Operating	8,165	8,921	33,150	35,549
Provision for credit losses	8,563	13,211	37,450	37,177
Interest expense	2,654	2,477	10,137	9,222
Change in fair value of interest rate swaps	—	(38)	17	(222)

	19,382	24,571	80,754	81,726

Operating income before income taxes	473	(1,711)	3,163	8,740
Income tax expense (benefit)	(171)	(641)	4,261	3,331

Net income (loss)	$644	$(1,070)	$(1,098)	$5,409

Earnings (loss) per share:
Basic	$0.08	$(0.14)	$(0.14)	$0.70

Diluted	$0.08	$(0.14)	$(0.14)	$0.69

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	March 31, 2018	March 31, 2017
Cash	$2,626	$2,855
Finance receivables, net	269,876	317,205
Other assets	11,660	13,552

Total assets	$284,162	$333,612

Line of credit	$165,750	$213,000
Other liabilities	9,975	11,752

Total liabilities	175,725	224,752

Shareholders’ equity	108,437	108,860

Total liabilities and shareholders’ equity	$284,162	$333,612

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	Three months ended March 31, (In thousands)		Twelve months ended March 31, (In thousands)
Portfolio Summary	2018	2017	2018	2017
Average finance receivables, net of unearned interest (1)	$310,207	352,486	$327,832	$347,367

Average indebtedness (2)	$171,875	214,323	$189,375	$210,987

Interest and fee income on finance receivables	$19,855	22,861	$83,917	$90,466
Interest expense	2,654	2,477	10,137	9,222

Net interest and fee income on finance receivables	$17,201	$20,384	$73,780	$81,244

Gross portfolio yield (3)	25.60%	25.94%	25.60%	26.04%

Interest expense as a percentage of average finance receivables, net of unearned interest	3.42%	2.81%	3.09%	2.65%

Provision for credit losses as a percentage of average finance receivables, net of unearned interest	11.04%	14.99%	11.42%	10.70%

Net portfolio yield (3)	11.14%	8.14%	11.09%	12.69%

Marketing, salaries, employee benefits, depreciation, and administrative expenses as a percentage of average finance receivables, net of unearned interest	10.53%	10.12%	10.11%	10.23%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (4)	0.61%	(1.98%)	0.98%	2.46%

Write-off to liquidation (5)	13.76%	13.96%	13.92%	11.81%
Net charge-off percentage (6)	12.26%	11.69%	10.65%	9.37%
Allowance percentage (7)	6.53%	5.01%	6.18%	5.08%

Note: All three-month and twelve-month statement of income performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line.
(3)	Gross portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents (a) interest and fee income on finance receivables minus (b) interest expense minus (c) the provision for credit losses, as a percentage of average finance receivables, net of unearned interest.
(4)	Pre-tax yield represents net portfolio yield minus administrative expenses (marketing, salaries, employee benefits, depreciation, and administrative), as a percentage of average finance receivables, net of unearned interest.
(5)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases and originations minus ending receivable balance.
(6)	Net charge-off percentage represents net charge-offs (charge-offs less recoveries) divided by average finance receivables, net of unearned interest, outstanding during the period.
(7)	Allowance percentage represents the allowance for credit losses divided by average finance receivables, net of unearned interest, outstanding during the period.

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The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”) on a gross basis which includes unearned interest, excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Gross Balance Outstanding	31 – 60 days	61 – 90 days	91 – 180 days	Total
March 31, 2018	$419,827	$20,203	$8,339	$5,329	$33,871
		4.81%	1.99%	1.27%	8.07%

March 31, 2017	$498,030	$25,450	$12,388	$12,197	$50,035
		5.11%	2.49%	2.45%	10.05%

Direct Loans	Gross Balance Outstanding	31 – 60 days	61 – 90 days	91 – 180 days	Total
March 31, 2018	$9,908	$220	$100	$163	$483
		2.22%	1.01%	1.65%	4.88%

March 31, 2017	$10,628	$191	$67	$155	$413
		1.80%	0.63%	1.46%	3.89%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest (1):

	Three months ended March 31, (Purchases in thousands)		Twelve months ended March 31, (Purchases in thousands)
Contracts	2018	2017	2018	2017
Purchases	$29,254	$42,629	$109,575	$170,941
Weighted APR	23.33%	22.28%	22.35%	22.22%
Average discount	7.91%	7.33%	7.41%	7.08%
Weighted average term (months)	50	56	54	57
Average loan	$10,396	$11,593	$11,219	$11,693
Number of contracts	2,814	3,677	9,767	14,619

The following table presents selected information on the entire Contract portfolio of the Company (1):

	As of March 31,
Portfolio	2018	2017
Weighted APR	22.29%	22.37%
Weighted average discount	7.37%	7.41%
Weighted average term (months)	57	57
Number of active contracts	33,137	37,453

(1)	The table does not include any selected information on Direct Loans; which only accounts for approximately 2% of the Company’s total receivable portfolio.

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